NEUBERGER & BERMAN MANAGEMENT INCORPORATED
                                SUB-ADVISORY AGREEMENT

                                     SCHEDULE A


              The Series of Global Managers Trust currently subject to this Agreement are as follows:

                                    Initial Series

     International Portfolio











     Dated:  November 1, 1995
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